Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-176855

Sempra Energy

Final Term Sheet

November 19, 2013

4.05% Notes due 2023

This free writing prospectus relates only to the securities described below and should be read together with Sempra Energy’s preliminary prospectus supplement dated November 19, 2013 (the “Preliminary Prospectus Supplement”), the accompanying prospectus dated September 15, 2011 and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	Sempra Energy (the “Company”)

Securities Offered:	4.05% Notes due 2023

Aggregate Principal Amount Offered:	$500,000,000

Interest Payment Dates:	June 1 and December 1, commencing June 1, 2014

Coupon:	4.05%, accruing from November 22, 2013

Maturity:	December 1, 2023

Yield to Maturity:	4.091%

Spread to Benchmark Treasury:	+ 137.5 basis points

Benchmark Treasury:	2.75% due November 15, 2023

Benchmark Treasury Yield:	2.716%

Optional Redemption Provision:	Prior to September 1, 2023, make whole call at Adjusted Treasury Rate (as defined in the Preliminary Prospectus Supplement) + 25 basis points. On and after September 1, 2023, 100% of the principal amount. See the Preliminary Prospectus Supplement for the definition of “Adjusted Treasury Rate” and for further terms and provisions applicable to optional redemption.

Price to Public:	99.665%, plus accrued interest, if any

Trade Date:	November 19, 2013

Settlement Date:	November 22, 2013 (T+3)

CUSIP:	816851 AU3

ISIN:	US816851AU37

Anticipated Ratings[1]:	Baa1 (stable) by Moody’s Investors Service BBB+ (stable) by Standard & Poor’s Ratings Services BBB+ (stable) by Fitch Ratings

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC Wells Fargo Securities, LLC Goldman, Sachs & Co. UBS Securities LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free at 1-800-294-1322, by calling RBC Capital Markets, LLC toll-free at 1-866-375-6829, or by calling Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

[1]	Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.